AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   ----------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                   ----------
                      ACTION PERFORMANCE COMPANIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Arizona                                  86-0704792
   (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)

                             2401 West First Street
                              Tempe, Arizona 85281
                                 (602) 894-0100
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                              FRED W. WAGENHALS
                      Chairman of the Board, President,
                         and Chief Executive Officer
                            2401 West First Street
                             Tempe, Arizona 85281
                                (602) 894-0100
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

           Copies to:                              Copies to:
       Robert S. Kant, Esq.                  Edward S. Rosenthal, Esq.
      Jere M. Friedman, Esq.          Fried, Frank, Harris, Shriver & Jacobson
   O'Connor, Cavanagh, Anderson,              350 South Grand Avenue
   Killingsworth & Beshears, P.A.                 32nd Floor
      One East Camelback Road              Los Angeles, California 90071
      Phoenix, Arizona 85012                    (213) 473-2001
          (602) 263-2606
                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] No. 333-27485

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
         Title of Shares                   Proposed Maximum           Amount of
         to be Registered                 Aggregate Offering        Registration
                                                Price(1)               Fee(2)
--------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....  $5,908,125             $1,790.34

================================================================================
(1) Includes 30,000 shares subject to the Underwriters'  overallotment  option.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

Part I.

     The contents of the Registrant's Registration Statement on Form S-3 (Registration No. 333-27485), including the Rule 424(b) Prospectus filed thereunder, are hereby incorporated by reference.

Part II.

Item 16. Exhibits

  Exhibits

Exhibit No.              Description of Exhibit
-----------              ----------------------

    5       Opinion of O'Connor, Cavanagh,  Anderson,  Killingsworth & Beshears,
            P.A.
  23.1 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. (included in its Opinion filed as Exhibit 5)
  23.2      Consent of Arthur Andersen LLP

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, Arizona, on the 18th day of June, 1997.

                                     ACTION PERFORMANCE COMPANIES, INC.
                                     By: /s/  FRED W. WAGENHALS*
                                         ------------------------------------
                                         Fred W. Wagenhals
                                         Chairman of the Board, President, and
                                         Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                           POSITION                        DATE
         ---------                           --------                        ----
/S/  FRED W. WAGENHALS*       Chairman of the Board, President, and       June 18, 1997
--------------------------    Chief Executive Officer (Principal
     Fred W. Wagenhals        Executive Officer)

/S/  TOD J. WAGENHALS*        Executive Vice President, Secretary, and    June 18, 1997
--------------------------    Director
     Tod J. Wagenhals

/S/ CHRISTOPHER S. BESING     Vice President, Chief Financial Officer,    June 18, 1997
--------------------------    Treasurer, and Director (Principal
    Christopher S. Besing     Financial and Accounting Officer)

/S/   JOSEPH M. MATTES*       Vice President and Director                 June 18, 1997
--------------------------
      Joseph M. Mattes

/S/  MELODEE L. VOLOSIN*      Director of Wholesale Division              June 18, 1997
--------------------------    and Director
     Melodee L. Volosin

/S/   JOHN S. BICKFORD*       Director                                    June 18, 1997
--------------------------
      John S. Bickford

/S/    JACK M. LLOYD*         Director                                    June 18, 1997
--------------------------
       Jack M. Lloyd

/S/  ROBERT H. MANSCHOT*      Director                                    June 18, 1997
--------------------------
     Robert H. Manschot

*By: /s/ CHRISTOPHER S. BESING
    -----------------------------
     Attorney-in-Fact